Infinity Property and Casualty Reports a 25.1% Increase in Underwriting Income

Birmingham, Alabama – April 30, 2009 – Infinity Property and Casualty Corporation (NASDAQ:  IPCC), a national provider of personal automobile insurance, today reported results for the three months ended March 31, 2009:

	Three Months Ended March 31,
(in millions, except per share amounts and ratios)	2009	2008	% Change

Gross written premiums	$233.3	$253.5	(8.0)%
Revenues	$222.2	$249.2	(10.8)%

Net earnings	$10.8	$14.0	(22.7)%
Net earnings per diluted share	$0.76	$0.86	(11.6)%

Operating earnings (1)	$16.8	$15.1	11.8%
Operating earnings per diluted share (1)	$1.19	$0.92	29.3%

Underwriting income (1)	$16.3	$13.0	25.1%
Combined ratio	92.4%	94.5%	(2.0)	pts

Return on equity	8.2%	9.2%	(1.0)	pts
Operating earnings return on equity (1)	12.8%	9.9%	2.8	pts

Book value per share	$38.23	$37.80	1.1%
Debt to total capital	27.4%	24.6%	2.8	pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

Stronger than expected underwriting income resulted in an increase in Infinity’s operating earnings per diluted share during the first quarter of 2009 compared with the same period in 2008.  Net earnings declined during the first quarter of 2009 compared with the first quarter of 2008 primarily as a result of other-than-temporary impairment charges on fixed income securities.

Gross written premiums declined 8.0% during the three months ended March 31, 2009, as compared with the same period in 2008 primarily from a decline in gross written premiums in Arizona, Florida and Georgia.  Gross written premiums in California, Infinity’s largest state, were down 1.3%.  Partially offsetting premium declines in these states was premium growth in Illinois and Nevada, as well as the Commercial Vehicle program.

Earnings and underwriting income for the three months ended March 31, 2009, included $9.8 million, pre-tax ($0.45 per diluted share after-tax), of favorable development on prior accident year loss and loss adjustment expense reserves compared with $5.9 million, pre-tax ($0.24 per diluted share after-tax), of favorable development for the three months ended March 31, 2008.

During the three months ended March 31, 2009, Infinity recorded $7.5 million, pretax, ($0.53 per diluted share after-tax) of other-than-temporary impairments on investments compared with $4.2 million, pre-tax ($0.26 per diluted share after-tax) of other-than-temporary impairments on investments recorded during the three months ended March 31, 2008.

2009 Earnings Guidance
Infinity is affirming its operating earnings guidance of $3.25- $3.75 per diluted share.

Share Repurchase Program
During the first quarter of 2009, Infinity repurchased 293,900 shares at an average price, excluding commissions, of $35.37.  Infinity has $31.0 million of capacity left under this repurchase program, which expires December 31, 2009.

Forward-Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements. Examples of such forward-looking statements include statements relating to expectations concerning market conditions, premiums, growth, earnings, investment performance, expected losses, rate changes and loss experience.

Actual results could differ materially from those expected by Infinity depending on: changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, actions of competitors, the approval of requested form and rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call
The Company will hold a conference call to discuss first quarter 2009 results at 11:00 a.m. (ET) today, April 30.   There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-713-4218 and providing the confirmation code 84467190.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, May 7, 2009. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 13011787.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)

	(unaudited) For the Three Months Ended March 31,

	2009	2008
Revenues:
Earned premiums	$214.7	$235.1
Net investment income	13.6	15.3
Net realized losses on investments (1)	(6.1)	(1.4)
Other income	0.0	0.2
Total revenues	222.2	249.2

Costs and Expenses:
Loss and loss adjustment expenses (2)	151.3	169.5
Commissions and other underwriting expenses	47.1	52.5
Interest expense	2.8	2.8
Corporate general and administrative expenses	1.7	1.9
Restructuring charge	0.0	0.3
Other expenses	0.6	1.4
Total costs and expenses	203.4	228.5

Earnings before income taxes	18.8	20.7
Provision for income taxes	8.0	6.7
Net earnings	$10.8	$14.0

Net earnings per common share:
Basic	$0.77	$0.87
Diluted	$0.76	$0.86

Average number of common shares:
Basic	13.976	16.129
Diluted	14.185	16.348

Cash dividends per common share	$0.12	$0.11

Note:  Columns may not foot due to rounding

Notes:
(1)
Net realized losses on investments for the three months ended March 31, 2009, include $7.5 million, pre-tax, of other-than-temporary impairment charges on investments.  Infinity did not early adopt the three final FASB Staff Positions issued on April 9, 2009 providing additional guidance and requiring additional disclosures regarding fair value measurement and impairment of securities.

Net realized losses on investments for the three months ended March 31, 2008, include $4.2 million, pre-tax, of other-than-temporary impairment charges on investments.

(2)	Loss and loss adjustment expenses for the three months ended March 31, 2009, include $9.8 million, pre-tax, of favorable development on prior accident year loss and loss adjustment expense reserves.

Loss and loss adjustment expenses for the three months ended March 31, 2008, include $5.9 million, pre-tax, of favorable development on prior accident year loss and loss adjustment expense reserves.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	March 31, 2009 (unaudited)	December 31, 2008 (audited)
Assets:
Investments:
Fixed maturities, at fair value	$1,061.3	$1,032.2
Equity securities, at fair value	27.7	31.2
Total investments	1,089.0	1,063.4
Cash and cash equivalents	93.7	109.3
Accrued investment income	10.5	11.0
Agents’ balances and premiums receivable	313.6	300.8
Prepaid reinsurance premiums	2.0	1.7
Recoverables from reinsurers	19.9	23.4
Deferred policy acquisition costs	73.4	70.1
Current and deferred income taxes	8.4	20.9
Prepaid expenses, deferred charges and other assets	44.1	48.1
Goodwill	75.3	75.3
Total assets	$1,729.9	$1,723.9

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$531.1	$544.8
Unearned premiums	397.8	380.4
Payable to reinsurers	0.3	1.0
Long-term debt	199.6	199.6
Commissions payable	24.2	22.6
Payable for securities purchased	1.2	0.3
Accounts payable, accrued expenses and other liabilities	46.1	50.0
Total liabilities	1,200.3	1,198.6

Shareholders’ Equity:
Common stock	21.0	21.0
Additional paid-in capital	342.3	341.9
Retained earnings (1)	448.2	439.1
Other comprehensive income	11.2	6.0
Treasury stock, at cost (2)	(293.0)	(282.6)
Total shareholders’ equity	529.6	525.3
Total liabilities and shareholders’ equity	$1,729.9	$1,723.9

Shares outstanding	13.854	14.146
Book value per share	$38.23	$37.14
Note:  Columns may not foot due to rounding

Notes:
(1)	The change in retained earnings from December 31, 2008 is a result of net income of $10.8 million less shareholder dividends of $1.7 million.

(2)	Infinity repurchased 293,900 common shares during the first quarter of 2009 at an average per share price, excluding commissions, of $35.37.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net earnings, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned.  Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	(unaudited) For the Three Months Ended March 31,

(in millions, except EPS)	2009	2008

Earned premiums	$214.7	$235.1
Loss and loss adjustment expenses	(151.3)	(169.5)
Commissions and other underwriting expenses	(47.1)	(52.5)
Underwriting income	16.3	13.0

Net investment income	13.6	15.3
Other income	0.0	0.2
Interest expense	(2.8)	(2.8)
Corporate general and administrative expenses	(1.7)	(1.9)
Restructuring charge	(0.0)	(0.3)
Other expenses	(0.6)	(1.4)
Pre-tax operating earnings	24.9	22.1

Provision for income taxes	(8.1)	(7.1)
Operating earnings, after-tax	16.8	15.1

Net realized losses on investments, pre-tax	(6.1)	(1.4)
Provision for income taxes	2.1	0.5
Increase in provision for tax valuation allowance	(2.0)	(0.2)
Net realized losses on investments, net of tax	(6.0)	(1.1)

Net earnings	$10.8	$14.0

Operating earnings per share – diluted	$1.19	$0.92
Net realized losses on investments, net of tax	(0.29)	(0.05)
Increase in provision for tax valuation allowance	(0.14)	(0.01)
Net earnings per share - diluted	$0.76	$0.86

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports”.

Source:	Infinity Property & Casualty Corporation

Contact:	Amy Jordan
AVP, Investor Relations
(205) 803-8186
amy.jordan@ipacc.com